UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2008

FairPoint Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (704) 344-8150

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On January 17, 2008, FairPoint Communications, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Capgemini U.S. LLC (“Capgemini”), which Letter Agreement becomes binding and effective only upon receipt of an order from the New Hampshire Public Utilities Commission (“NHPUC”) which includes the provisions set forth in the Letter Agreement.  The Letter Agreement relates to certain transactions and arrangements relating to the Master Services Agreement, dated as of January 15, 2007, by and between the Company and Capgemini, as amended by Amendment No. 1 to Master Services Agreement, dated as of July 6, 2007, by and between the Company and Capgemini (the “MSA”), and the Transition Services Agreement, dated as of January 15, 2007 (the “TSA”), by and among the Company, Verizon Information Technologies LLC, Northern New England Telephone Operations Inc. and Enhanced Communications of Northern New England Inc.

Among other things, the Letter Agreement provides that the Company will pay all fees and expenses due under the TSA through the nine month anniversary of the consummation of the merger of Northern New England Spinco Inc. (“Spinco”), a subsidiary of Verizon Communications Inc. (“Verizon”), with and into the Company (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of January 15, 2007, by and among the Company, Verizon and Spinco, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007, in each case, by and among the Company, Verizon and Spinco (the “Merger Agreement”).  If, following the nine month anniversary of the consummation of the Merger, the Company continues to receive or request services under Schedules A and D of the TSA, Capgemini has agreed to pay (to the applicable party on the Company’s behalf or to the Company for payment to the applicable party) the fees for such services for the tenth month and, if applicable, the fourteenth and fifteenth months following the consummation of the Merger, provided that the aggregate amount of such fees to be paid by Capgemini shall not exceed $49.5 million.  In addition, pursuant to the stipulation filed with the NHPUC more fully described in Item 8.01 below, Verizon has agreed to defer until not later than December 31, 2013 the payment of fees and expenses under the TSA for the eleventh, twelfth and thirteenth months following the consummation of the Merger if Verizon has been paid all fees for months prior to the tenth month and if the Company is unable to achieve a specified leverage ratio.

In exchange for the payment of any fees under the TSA by Capgemini, the Company will issue to Capgemini shares of the Company’s preferred stock in an amount equal to the aggregate amount of such fees paid by Capgemini.  The preferred stock, which will have a stated liquidation value of $1,000 per share, will have a 6.75% annual dividend in year one and a 8.75% annual dividend in year two and each succeeding year, payable in additional shares of preferred stock.  The preferred stock issued to Capgemini will be non-voting, will not be convertible and will have no other rights or preferences and will be redeemable, in whole or in part, only after the expiration or termination of the TSA and only after the payment by the Company to Verizon of the Company’s deferred payment obligations under the TSA described above (including accrued interest thereon) and only to the extent that, both before and after the redemption of the preferred stock, the Company’s leverage ratio as calculated under the credit facility and the note indenture which the Company intends to enter into in connection with the

Merger is less than 4.5:1.0.  Notwithstanding anything in the Letter Agreement to the contrary, the Company will not issue any preferred stock to Capgemini if such issuance would cause the Company to violate the terms of the Tax Sharing Agreement, dated as of January 15, 2007, by and among the Company, Verizon and Spinco.  Instead, the Company will issue to Capgemini a subordinated promissory note with the same coupon rates and payment conditions set forth above with respect to the preferred stock, or the parties will make other mutually satisfactory arrangements agreeable to the staff of the NHPUC (the “Staff”).

The Letter Agreement also amends the MSA to reduce Capgemini’s maximum liability limit by 20% (or a ratable portion thereof if Capgemini makes less than all three monthly payments under the TSA described above).  The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 2.1 hereto.

Item 8.01 — Other Events.

On January 23, 2008, the Company, Verizon New England Inc. (“Verizon New England”), certain affiliates of Verizon New England and the Staff signed a joint settlement stipulation (the “Stipulation”) with the NHPUC relating to the Merger.  The Stipulation constitutes a recommendation by the parties thereto to the NHPUC to approve the Merger subject to the terms and conditions contained in the Stipulation.

The Stipulation provides for, among other things: (i) the Company making minimum capital expenditures in New Hampshire of $52 million in each of the first three years following the consummation of the Merger and $49 million in each of the fourth and fifth years following the consummation of the Merger ($56.4 million of which is to be spent within the first five years following the consummation of the Merger to expand broadband availability in New Hampshire to 75% of the Company’s access lines within 18 months of the consummation of the Merger, 85% within two years of the consummation of the Merger and 95% within five years of the consummation of the Merger); (ii) a 35% reduction in the Company’s anticipated annual dividend rate following the Merger until such time as the Company satisfies certain financial conditions set forth in the Stipulation; (iii) restrictions on the Company’s ability to pay dividends after the second full fiscal quarter following the closing of the Merger if the Company does not satisfy specified financial ratio tests set forth in the Stipulation; (iv) the Company paying annually the greater of $45 million or 90% of Free Cash Flow (defined in the Stipulation as revenue less all cash operating expenses (including, without limitation, interest payments and tax payments) and cash contributions to retirement or pension benefit plans, capital expenditures, dividends and other routine cash expenditures) to reduce the principal amount of the term loan which the Company expects to obtain in connection with the Merger; and (v) an independent third party monitor for the Transition Services Agreement cutover process for the conversion from Verizon’s systems to the Company’s systems.  In addition, pursuant to the Stipulation, Verizon New England has agreed to (i) contribute an additional $25 million to Spinco immediately prior to the consummation of the Merger and an additional $25 million to the Company on the second anniversary of the consummation of the Merger to fund capital and operating expenditures and other broadband expansion in New Hampshire in excess of the minimum expenditures necessary to meet the requirements set forth above and (ii) provide at or before closing a contribution to Spinco that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement between Verizon and Spinco as of the date hereof.  The latter obligation is the same obligation contained in the stipulation which was previously approved by the Maine Public Utilities Commission.

The Company, Verizon New England and the Staff are bound by their commitments in the Stipulation subject to (i) the adoption and entry of an order by the NHPUC approving the Stipulation and the Merger without any modifications or additions thereto and (ii) the closing of the Merger.  The NHPUC may adopt or reject the Stipulation in its entirety or make modifications to the Stipulation.  However, if the NHPUC proposes to modify the Stipulation, the terms of any such modifications are not binding on the parties to the Stipulation unless agreed to by such parties.  The parties have agreed to discuss proposed modifications in good faith prior to terminating the Stipulation.

The foregoing summary of the Stipulation is qualified in its entirety by reference to the full text of the Stipulation which is being furnished by being attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On January 24, 2008, the Company issued a press release announcing the Stipulation (the “Press Release”). The Press Release is being furnished by being attached hereto as Exhibit 99.2.

The Company has filed, and the Securities and Exchange Commission (“SEC”) has declared effective, a registration statement in connection with the Merger.  The Company urges investors to read this document and other materials filed and to be filed by the Company relating to the Merger because they contain and will contain important information.  Investors may obtain free copies of the registration statement, as well as other filed documents containing information about the Company and the Merger, at www.sec.gov, the SEC’s website.  Investors may also obtain free copies of these documents and the Company’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01          Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

2.1	Letter Agreement, dated as of January 17, 2008, by and among Fairpoint Communications, Inc. and Capgemini U.S. LLC

99.1	Stipulation among the Staff, the Company, Verizon New England and certain affiliates of Verizon New England, dated January 23, 2008

99.2	Press Release, dated January 24, 2008

The information in Section 8.01 of this Current Report, including exhibits 99.1 and 99.2 attached hereto, are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section.  The information in Section 8.01 of this Current Report, including exhibits 99.1 and 99.2 attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
	Name:	John P. Crowley
	Title:	Executive Vice President and
Chief Financial Officer

Date:  January 24, 2008